Exhibit 13.2
                           WITHDRAWAL AGREEMENT


     THIS AGREEMENT is made and entered into as of the 4th day of February, 1997, by and between Signet Financial Services, Inc. ("Signet"); Blanchard Funds, a Massachusetts business trust ("Blanchard"); Capital Growth Portfolio, a New York trust (the "Portfolio"); and The Chase Manhattan Bank ("Chase"), with respect to the proposed withdrawal of Blanchard Capital Growth Fund (the "Fund"), a series of Blanchard, of its investment in the Portfolio.

                                WITNESSETH
     WHEREAS, the parties hereto are also parties to an Agreement dated August 23, 1994 (together with Exhibit A thereto, the "SpokeSM Agreement"), whereunder, among other matters, the Fund agreed to invest all its investable assets in the Portfolio in exchange for a beneficial interest in the Portfolio equal in the value to the net value of the assets of the Fund conveyed to the Portfolio; and

     WHEREAS, the Fund has, at all times since October 31, 1994, invested all its investable assets in the Portfolio and has since that date owned a beneficial interest in the Portfolio; and

     WHEREAS, the Fund desires to withdraw its investment from the Portfolio in exchange for securities owned by the Portfolio having a value at the closing date provided herein (the "Closing Date") equal to the value of the Fund's beneficial interest in the Portfolio as of 4:00 p.m. E.S.T. on the Closing Date (the "Closing"), and to terminate the SpokeSM Agreement;
     NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein made and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. The Closing Date shall be mutual selected by the Fund and the Portfolio.

     2. On the Closing Date, the Fund shall withdraw all its beneficial interest in the Portfolio in exchange for certain securities owned by the Portfolio at the Closing Date (the "Securities") and cash ("Cash"). The Securities to be conveyed by the Portfolio to the Fund shall be mutually selected by the Fund and the Portfolio at least five business days in advance of the Closing Date (provided however, that, until the day immediately preceding the Closing, the Fund shall have the right to change the composition of the securities so selected to the extent of 20% of the value thereof, such replacement securities to be mutually selected by the Fund and the Portfolio), and need not mirror, security-for-security, the composition of the Portfolio immediately prior to the Closing Date, but will be composed of securities in number and identity which will enable the Fund immediately following the Closing to comply with the portfolio diversification tests (IRC Section368(a)(2)(F)(ii) and IRC Section851(b)(4)) imposed by the Internal Revenue Code of 1986, as amended (the "Code"). In addition, the amount of Cash to be conveyed by the Portfolio to the Fund shall be mutually agreed upon by the Portfolio and the Fund.

     3. In addition, on the Closing Date: (a) the SpokeSM Agreement shall terminate; and (b) Chase and the Portfolio, on the one hand, and Blanchard, the Fund and Signet, on the other hand, shall release one another from all potential claims relating to the SpokeSM Agreement and the relationship created thereby.
                                                                     2

     4. The Portfolio represents and warrants to Blanchard and the Fund, which representations and warranties shall survive the Closing, that at the
Closing:

     a. The Portfolio will have been at all times since its formation a partnership for federal income tax purposes under the Code, and will have never been a publicly traded partnership under Section7704 of the Code.

     b. The Portfolio will be an "investment partnership" within the meaning of Section731(c) of the Code.

     c. The Portfolio will not own any "unrealized receivables" within the meaning of Section751(c) of the Code.

     d. The Portfolio will not, at the Closing Date, own any "inventory items" within the meaning of Section751(d) of the Code.

     5. The Portfolio agrees to determine the Fund's taxable income for the taxable year of the Portfolio which includes the Closing Date by using the interim closing of the partnership books methods.

     6. This Agreement shall be terminated without liability to any party in the event that the proposed withdrawal by the Fund of its ownership interest in the Portfolio shall not have been approved by the shareholders of the Fund on or before April 30, 1997.

     7. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first written above.

                              SIGNET FINANCIAL SERVICES, INC.



                              By:  /s/ Tobin Kern


                              BLANCHARD FUNDS
                              on behalf of itself and the Blanchard
                              Capital Growth Fund



                              By:  /s/ C. Grant Anderson



                              CAPITAL GROWTH PORTFOLIO



                              By:  /s/ Martin R. Dean


                              THE CHASE MANHATTAN BANK
                              By:  /s/ Richard W. McWalters